Exhibit 4.8

June 25, 2010

William M. Budinger

1250 Red Butte Drive

Aspen, CO 81611

Shamrock Capital Growth Fund II, L.P.

4444 W. Lakeside Drive

Burbank, CA 91505

Re: Initial public offering of RealD Inc. (the “Offering”)

Ladies and Gentlemen:

Reference is made to that certain Investor Rights Agreement, dated as of December 24, 2007, by and among RealD Inc. (the “Company”) and the Shareholders party thereto, as amended by that certain Amendment and Agreement, dated as of May 25, 2010, by and among the Company and the other Parties thereto (together, the “Investor Rights Agreement”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Investor Rights Agreement.

The Company desires to permit Mr. William M. Budinger to register under the Act the offering of shares of Common Stock held of record in Mr. Budinger’s name pursuant to the Registration Statement on Form S-l (File No. 333-165988) filed by the Company with the Securities and Exchange Commission (such Registration Statement, as amended, the “Registration Statement”). The Company hereby agrees to include any shares of Common Stock held of record in Mr. Budinger’s name in the Registration Statement in accordance with Section 1.8 of the Investor Rights Agreement as though Mr. Budinger were a “Holder” and as though such shares of Common Stock were “Other Common Shares” (as such terms are defined in the Investor Rights Agreement), and Mr. Budinger hereby agrees to be bound by the terms, conditions and procedures set forth in the Investor Rights Agreement with respect to such shares of Common Stock in connection with his participation in the Offering.

Pursuant to Section 1.14 of the Investor Rights Agreement, Shamrock Capital Growth Fund II, L.P. hereby consents to Mr. Budinger’s participation in the Offering on the terms set forth in this letter.

[Signature page follows]

Please indicate your agreement and acknowledgement with the terms of this letter by signing in the appropriate spaces below.

REALD INC.

By:	/s/ Craig Gatarz
Name: Craig Gatarz
Title: EVP/GC

Acknowledged and Agreed:

/s/ William M. Budinger
William M. Budinger

SHAMROCK CAPITAL GROWTH FUND II, L.P.

By:	/s/ Andrew Howard
Name: Andrew Howard
Title: VP